UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 7, 2012

Cole Credit Property Trust IV, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-169533 (1933 Act)	27-3148135
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2325 East Camelback Road, Suite 1100, Phoenix, Arizona	85016
(Address of principal executive offices)	(Zip Code)

(602) 778-8700

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Distributions

On May 7, 2012, the board of directors of Cole Credit Property Trust IV, Inc. (the “Company”) authorized a daily distribution, based on 366 days in the calendar year, of $0.001707848 per share (which equates to approximately 6.25% on an annualized basis calculated at the current rate, assuming a $10.00 per share purchase price) for stockholders of record as of the close of business on each day of the period commencing on July 1, 2012 and ending on September 30, 2012. The payment date for each of the daily distributions of the period commencing on July 1, 2012 and ending on July 31, 2012 will be in August 2012. The payment date for each of the daily distributions of the period commencing on August 1, 2012 and ending August 31, 2012 will be in September 2012. The payment date for each of the daily distributions of the period commencing on September 1, 2012 and ending on September 30, 2012 will be in October 2012.

Acquisitions

O’Reilly Auto Parts – Brownfield, TX — On May 8, 2012, Cole OR Brownfield TX, LLC, a Delaware limited liability company, and a wholly-owned subsidiary of Cole Operating Partnership IV, LP (“CCPT IV OP”), the operating partnership of the Company, entered into an agreement of purchase and sale with HuttonCo Development, L.P., a Texas limited partnership (“HuttonCo”), which is not affiliated with the Company, its advisor or affiliates. Pursuant to the terms of the agreement, on May 8, 2012, CCPT IV OP purchased an approximately 6,000 square foot single-tenant retail building leased to O’Reilly Automotive Stores, Inc. (“O’Reilly Auto Parts”) and located in Brownfield, TX, for a purchase price of approximately $965,000, exclusive of closing costs.

O’Reilly Auto Parts – Columbus, TX — On May 8, 2012, Cole OR Columbus TX, LLC, a Delaware limited liability company, and a wholly-owned subsidiary of CCPT IV OP, entered into an agreement of purchase and sale with HuttonCo. Pursuant to the terms of the agreement, on May 8, 2012, CCPT IV OP purchased an approximately 6,000 square foot single-tenant retail building leased to O’Reilly Auto Parts and located in Columbus, TX, for a purchase price of approximately $1.1 million, exclusive of closing costs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 11, 2012	COLE CREDIT PROPERTY TRUST IV, INC.

	By:	/s/ Simon J. Misselbrook
	Name:	Simon J. Misselbrook
	Title:	Senior Vice President of Accounting
Principal Accounting Officer

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